UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2021

HealthLynked Corp.

(Exact name of registrant as specified in charter)

Nevada	000-55768	47-1634127
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1265 Creekside Parkway, Suite 301

Naples, Florida 34108

(Address of principal executive offices)

239-513-1992

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy` the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01 Entry into a Material Definitive Agreement.

Registered Direct Offering and Concurrent Private Placement

On August 26, 2021, HealthLynked Corp. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Purchaser”). Pursuant to the Purchase Agreement, the Company agreed to sell in a registered direct offering (the “Registered Direct Offering”) 3,703,704 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), to the Purchasers at an offering price of $0.54 per share and associated Warrant (as defined herein). Pursuant to the Purchase Agreement, in a concurrent private placement (together with the Registered Direct Offering, the “Offerings”), the Company is also selling to the Purchaser unregistered warrants (the “Warrants”) to purchase up to an aggregate of 1,851,852 shares of Common Stock, representing 50% of the shares of Common Stock that may be purchased in the Registered Direct Offering (the “Warrant Shares”). The Warrants are exercisable at an exercise price of $0.65 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years from the date of issuance.

The Company expects to receive net proceeds from the sale of the Shares, after deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $1.7 million. The Company intends to use the net proceeds for general working capital purposes.

The Offerings are expected to close on August 31, 2021, subject to satisfaction of customary closing conditions.

On July 8, 2021, the Company entered into an engagement letter (as amended, the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Wainwright”), pursuant to which Wainwright agreed to serve as the exclusive placement agent for the Company, on a reasonable best-efforts basis, in connection with the Offerings. The Company will pay Wainwright an aggregate cash fee equal to 8.0% of the gross proceeds of the Offerings and a management fee equal to 1.0% of the gross proceeds of the Offerings, and reimburse Wainwright for a non-accountable expense allowance of $25,000, $25,000 for fees and expenses of legal counsel and other out-of-pocket expenses and $5,650 for escrow agent fees in connection with this offering. Additionally, the Company has agreed to issue to Wainwright or its designees as compensation warrants to purchase up to 269,269 shares of Common Stock, equal to 8.0% of the aggregate number of shares of Common Stock placed in the Registered Direct Offering (the “Wainwright Warrants”). The Wainwright Warrants have a term of five (5) years from the commencement of sales under the Registered Direct Offering and an exercise price of $0.675 per share of Common Stock (equal to 125% of the offering price per share of Common Stock).

None of the Warrants, the Wainwright Warrants, the Warrant Shares or the shares of Common Stock issuable upon the exercise of the Wainwright Warrants (the “Wainwright Warrant Shares”) are registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants, Warrant Shares, Wainwright Warrants and Wainwright Warrant Shares will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

The sale of the Shares will be made pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-255371), including a prospectus contained therein dated April 26, 2021, as supplemented by a prospectus supplement, dated August 26, 2021, relating to the Registered Direct Offering.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by the Company against certain liabilities of the Purchasers.

A copy of the opinion of Snell & Wilmer, L.L.P. relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

The foregoing descriptions of the terms and conditions of the Purchase Agreement, the form of Warrant and form of Wainwright Warrant, are qualified in their entirety by reference to the full text of the Purchase Agreement, Engagement Letter, the form of Warrant and the form of Wainwright Warrant, copies of which are attached hereto as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, and which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Warrants, the Warrant Shares, the Wainwright Warrants and the Wainwright Warrant Shares is incorporated herein by reference.

Item 8.01 Other Events.

On August 27, 2021, the Company issued a press release regarding the Registered Direct Offering and Concurrent Private Placement described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Warrant

4.2	Form of Wainwright Warrant

5.1	Opinion of Snell & Wilmer L.L.P.

10.1	Form of Securities Purchase Agreement

10.2	Engagement Letter with H.C. Wainwright & Co.

23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

99.1	Press Release, dated August 27, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHLYNKED CORP.

Date: August 30, 2021	/s/ George O’Leary
George O’Leary
Chief Financial Officer